Exhibit 10.4

FIRST AMENDMENT TO THE
FRANK’S INTERNATIONAL N.V.
2013 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT (RSU) AGREEMENT
The Supervisory Board of Directors (the “Board”) of Frank’s International N.V., a limited liability company organized in the Netherlands (the “Company”), hereby makes this First Amendment (the “First Amendment”) to the Frank’s International N.V. 2013 Long-Term Incentive Plan Restricted Stock Unit (RSU) Agreement (the “Agreement”) with the undersigned (the “Employee”) to become effective [Date_______________], 2014. Terms capitalized but not defined herein shall be given the same meaning as such term within Frank’s International N.V. 2013 Long-Term Incentive Plan (the “Plan”).
WHEREAS, the Company previously granted the Employee an award of [#__________] Restricted Stock Units pursuant to the Agreement on [Date___________];
WHEREAS, the Agreement may be amended by a written agreement between the Company and the Employee;
WHEREAS, the Nonqualified Deferred Compensation Rules contain a provision that generally requires a six-month delay in the payment or settlement of certain amounts of deferred compensation provided to “specified employees” as a result of their “separation from service” (each term as defined in the Nonqualified Deferred Compensation Rules) (the “Delay Requirement”);
WHEREAS, violations of the Nonqualified Deferred Compensation Rules can result in an excise tax being imposed on the Employee in an amount of 20% of the award’s value in addition to all regular income taxes; and
WHEREAS, the Board has determined that it is in the best interest of the Employee and the Company to amend the Agreement by this First Amendment in order to include a new provision within the Agreement that will comply with the Delay Requirement within the Nonqualified Deferred Compensation Rules.
NOW THEREFORE, for and in consideration of the foregoing and the agreements contained herein, the Plan shall be amended as follows:

1.	Amendment to Section 3. The following language shall be added directly to the end of Section 3(c) of the Agreement:
In the event that all or part of the Restricted Stock Units granted pursuant to this Agreement provides for a deferral of compensation within the meaning of the Nonqualified Deferred Compensation Rules, it is the general intention, but not the obligation, of the Company to design this Award to comply with the Nonqualified Deferred Compensation Rules and such Award should be interpreted accordingly. Notwithstanding anything to the contrary contained herein, in the event that the Employee is a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) when the Employee becomes entitled to a payment or settlement under the Award which is subject to the Nonqualified Deferred Compensation Rules on account of a “separation from service” (as defined under the Nonqualified Deferred Compensation Rules), to the extent required by the Code, such payment shall not occur until the date that is six months plus one day from the date of such separation from service. Any amount that is otherwise payable within the six-month period described herein will be aggregated and paid in a lump sum without interest. Further, for purposes of the Nonqualified Deferred Compensation Rules, each payment or settlement of any portion of the Restricted Stock Units under this Agreement shall be treated as a separate payment of compensation.

2.	Remainder of Agreement. Except as expressly provided herein, the Agreement remains in full force and effect.
IN WITNESS WHEREOF, the Company and the Employee have caused this First Amendment to be duly executed as of the date first written above.

FRANK’S INTERNATIONAL N.V.

By:
Name: [Name]
Title: [Title]

EMPLOYEE

_______________________________________
Printed Name: [Name]